Camden National Corporation's Board Announces An 11% Increase In Its Quarterly Dividend

CAMDEN, Maine, December 16, 2014 /PRNewswire/ -- Gregory A. Dufour, president and chief executive officer of Camden National Corporation (NASDAQ®: CAC; "Camden National" or the "Company") announced today that the board of directors of the Company increased the quarterly dividend by $0.03 per share to $0.30 per share. In making the announcement, Dufour said, "This dividend increase balances our desire to maximize shareholder return while maintaining appropriate capital levels for continued growth and changes to capital requirements in 2015 as a result of new regulations."
The $0.30 per share dividend is a 11% increase from the $0.27 per share dividend declared in the third quarter of 2014 and the same period a year ago. The dividend is payable on January 30, 2015 for shareholders of record on January 16, 2015.
About Camden National Corporation
Camden National Corporation is the holding company employing more than 480 Maine residents for two financial services companies including Camden National Bank and the wealth management company, Acadia Trust, N.A. Camden National Bank is a full-service community bank with a network of 44 banking offices throughout Maine and a commercial loan office in Manchester, New Hampshire. Acadia Trust offers investment management and fiduciary services with offices in Portland, Bangor and Ellsworth. Located at Camden National Bank, Camden Financial Consultants offers full-service brokerage and insurance services. Learn more at www.CamdenNational.com. Member FDIC.
Forward-Looking Statements
This press release and the documents incorporated by reference herein contain certain statements that may be considered forward-looking statements under the Private Securities Litigation Reform Act of 1995, including certain plans, expectations, goals, projections, and statements, which are subject to numerous risks, assumptions, and uncertainties. Forward-looking statements can be identified by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “plan,” “target,” or “goal,” or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” “could” and other expressions which predict or indicate future events or trends and which do not relate to historical matters. Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of Camden National. These risks, uncertainties and other factors may cause the actual results, performance or achievements of Camden National to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.
CONTACT: Michael R. Archer, Vice President, Corporate Controller, Camden National Corporation, 207.230.2058, marcher@camdennational.com